Exhibit 99.1

Imperial Oil Limited 237 Fourth Avenue S.W. Calgary, Alberta Canada T2P 3M9

News Release

Imperial Oil Sanctions Kearl Oil Sands Expansion Project

Calgary, December 21, 2011 – Imperial Oil Limited today announced its board of directors has approved the expansion phase of the Kearl Oil Sands Project, a surface mining operation under construction northeast of Fort McMurray, Alberta. Imperial Oil’s share of the Kearl Oil Sands asset is 71%.

The Kearl initial development, sanctioned in 2009, was reconfigured in mid-2011 with a capital appropriation of $10.9 billion. The initial development is currently 80 percent complete and progressing on the planned timeline towards an expected start-up in late 2012. Initial production is targeted at 110,000 barrels per day, with a subsequent increase in mining output to reach plant capacity of about 145,000 barrels per day.

The expansion phase has been appropriated for $8.9 billion and will bring on additional production of 110,000 barrels per day by late 2015. When combined with the Kearl initial development, the expansion will develop 3.2 billion barrels at a cumulative unit development cost of approximately $6.20 per barrel. Future debottlenecking of both phases will increase output to reach the regulatory capacity of 345,000 barrels per day to fully develop the 4.6 billion barrel resource.

“We expect overall unit development costs to be similar to cumulative unit development costs, which now include investments in tailings management and downstream pipelines that were not included in the previously communicated $5 per barrel cost,” said Imperial Oil Chairman, President and CEO Bruce March.

With the approval of this expansion phase, Imperial Oil has appropriated approximately two-thirds of the estimated development costs to achieve 345,000 barrels per day capacity. About one-half of these appropriations have been spent to date. Work continues to optimize the scope of the remaining one-third of development costs. As with any large and long-life asset, sustaining capital to support the continued operation will be required over the asset life. The plan is to complete the investments to achieve the capacity by about 2020.

The Kearl expansion project is a key element of Imperial’s plan to double its production to approximately 600,000 oil equivalent barrels per day by 2020.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

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Investor Relations	Public Affairs
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